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                                                                   Exhibit 12.1

                                   IMC Global Inc.
                  Computation of Ratio of Earnings to Fixed Charges


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

                                Three Months  Nine Months                           Fiscal Year Ended June 30
                                 Ended          Ended
                             ------------------------------      -----------------------------------------------------------------
                             Sep. 30, 1997   Sep. 30, 1997       1997            1996           1995           1994           1993
                             -------------   -------------       ----            ----           ----           ----           ----
Fixed Charges:
 Interest charges              $    13.2           38.4           51.1           64.8           70.2           91.2           55.6
                               ---------         ------         ------         ------        -------        -------        -------

Earnings:

 Net earnings (loss)           $    26.7          150.8          193.1          144.3          180.9           19.2         (127.0)
 Extraordinary charge                 --            3.3           11.4             --            6.5           25.2            2.0
 Cumulative effect of
  accounting change                   --             --             --             --            5.9             --           47.1
 Provision (credit) for income
  taxes                             15.3           88.6          117.5           94.1          115.5           34.8          (39.1)
 Minority interest                  31.7          103.2          155.4          191.5          130.4           55.6             --
 Interest charges                   13.2           38.4           51.1           64.8           70.2           91.2           55.6
                               ---------         ------         ------         ------        -------        -------        -------

     Total earnings               $ 86.9          384.3          528.5          494.7          509.4          226.0          (61.4)
                               ---------         ------         ------         ------        -------        -------        -------
                               ---------         ------         ------         ------        -------        -------        -------

 Ratio of earnings to fixed
  charges                           6.58          10.01          10.34           7.63           7.26           2.48          (1.10)
                               ---------         ------         ------         ------        -------        -------        -------
                               ---------         ------         ------         ------        -------        -------        -------

 Adjusted ratio of earnings
  to fixed charges (1)              6.58          10.01          10.34           9.16           7.26           2.48           1.94
                               ---------         ------         ------         ------        -------        -------        -------
                               ---------         ------         ------         ------        -------        -------        -------

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(1) The adjusted ratio of earnings to fixed charges for the fiscal year ended
    June 30, 1996, excludes a charge of $98.6 million relating to the merger of The Vigoro Corporation into a wholly owned subsidiary of the Company. The adjusted ratio of earnings to fixed charges for the fiscal year ended
    June 30, 1993 excludes a charge of $169.1 million relating to the settlement of litigation resulting from a May 1991 explosion at a nitroparaffins plant in Sterlington, Louisiana.